Exhibit 99.1

Netro Board Rejects Unsolicited Acquisition Offer

San Jose, CA, July 31, 2002 - Netro Corporation (Nasdaq: NTRO) a leading provider of broadband fixed wireless networks, said today that the company's Board of Directors had rejected an unsolicited acquisition offer from Wyndcrest Holdings, LLC of Palm Beach, Florida. The July 26, 2002 offer made by Wyndcrest offers to purchase all of the outstanding shares of Netro for $4.01 per share. In exercising its fiduciary duty, the Board determined that the proposal did not reflect the true long-term value of Netro, and therefore was not in the best interests of Netro's stockholders. Consistent with its fiduciary duties, the Board will continue to closely monitor the evolving Angel and AirStar markets and the company's business plan, and intends to continue to take such future actions which it believes are in the best interests of the company's stockholders.

Netro also announced today that the adult son of Gideon Ben-Efraim referenced in the company's self-tender offer materials has confirmed to the company that he will not tender any shares in the proposed tender offer.

About Netro Corporation

Netro Corporation is a leading provider of fixed broadband wireless systems used by telecommunications service providers to deliver voice and high-speed data services for access and mobile infrastructure applications to customers worldwide. Netro's vision is to provide breakthrough technology packaged in a carrier-class, practical solution that enables quick service delivery and efficient use of capital. Netro offers a broad range of low and high frequency products for business and residential, access and mobile infrastructure needs, with a wide set of licensed frequencies for point to multipoint: 1.9 to 39 GHz. The Company's AirStar and Angel products have an impressive track record of performance and stability.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, political and economic conditions in the countries we do business in, business conditions generally, growth in the telecommunications industry, delays in the expansion of networks by existing customers, the financial condition and strategy of our OEM partners, lower than expected customer orders, competitive pressures, technological difficulties encountered in developing new products, the availability of capital to service providers, the ability to timely adopt the Angel product for the international marketplace, achieving revenues from the Angel

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product in the second half of 2002, and Netro's ability to manufacture and sell the Angel product on a cost-effective basis. We expressly disclaim any responsibility to update any projections contained herein. Further information regarding these and other risks is included in Netro's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, in Netro's Quarterly Report on Form 10-Q for the three months ended March 31, 2002 and in its other filings with the Securities and Exchange Commission.

Media Contact

Jeff Lloyd
Sitrick & Company Inc.
(310) 788-2850

Investor Contact

Sanjay Khare, CFO
Netro Corporation
(408) 216-1500